Exhibit 99.1

News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott (303) 460-3537, ascott@ball.com Media Contact: Renee Robinson (303) 460-2476, rarobins@ball.com

Ball Announces Passing of Gerrit Heske, SVP and COO,
Global Metal Beverage Packaging

BROOMFIELD, Colo., March 23, 2014 — It is with deep sadness that Ball Corporation (NYSE: BLL) today announced the passing of Gerrit Heske, 49, senior vice president and chief operating officer, global metal beverage packaging, who collapsed and died suddenly at his home on Saturday, March 22.
“Gerrit was more than a co-worker; he was a friend, and on behalf of the company and our fellow colleagues, we express our deepest condolences to his family,” said John A. Hayes, chairman, president and chief executive officer.  “While we grieve for our loss, both personally and professionally, we remain focused on the day-to-day tasks at hand.  We will build on the legacy that Gerrit left us.”
Effective immediately and on an interim basis, Scott C. Morrison, senior vice president and chief financial officer, will assume responsibility for the global metal beverage business.

About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 14,500 people worldwide and reported 2013 sales of $8.5 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; successful or unsuccessful acquisitions and divestitures; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives; interest rates affecting our debt.
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